Exhibit 10.2

EXECUTION VERSION

TRANSITION AGREEMENT

This Transition Agreement (this “Transition Agreement”), dated and effective as of January 27, 2023, is entered into by and between The Simply Good Foods Company, a Delaware corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated July 7, 2017 (as amended by that certain First Amendment to Amended and Restated Employment Agreement and that certain Second Amendment to Amended and Restated Employment Agreement, dated as of October 16, 2019, and August 13, 2021, respectively, the “Prior Employment Agreement”); and

WHEREAS, in connection with Executive’s transition into retirement and the onboarding of the new chief executive officer of the Company (prior to the Transition Date, the “CEO Elect” and on and following the Transition Date, the “CEO”)), the Company and Executive wish to enter into this Transition Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Section 1. ROLE; TRANSITION DATE; PRIOR EMPLOYMENT AGREEMENT.

(a) Transition Date; Position. Executive shall remain Chief Executive Officer of the Company, subject to terms and conditions of the Prior Employment Agreement, through July 7, 2023 (the “Transition Date”), the sixth anniversary of the commencement of Executive’s service as Chief Executive Officer of the Company. On the Transition Date, Executive shall be appointed as Executive Vice Chairman of the Board of Directors of the Company (the “Board”) and shall serve in such position pursuant to the terms and conditions of this Transition Agreement. Executive’s period of service from the Transition Date through the Employment Separation Date (as defined below) shall be referred to herein as the “Transition Period.”

(b) Termination of Prior Employment Agreement. The Prior Employment Agreement shall remain in effect through the Transition Date, with Section 2(b) of the Prior Employment Agreement being modified by Section 2(a) of this Agreement. On the Transition Date, the terms of the Prior Employment Agreement shall automatically expire and this Transition Agreement shall supersede the Prior Employment Agreement and become effective with respect to Executive’s continued employment with the Company through the end of the Transition Period.

(c) Post-Transition Period. During the Transition Period, Executive shall remain an employee of the Company. Executive will serve as Executive Vice Chairman from July 8, 2023 through August 31, 2024, at which time Executive’s employment with the Company will cease (such date, the “Employment Separation Date”). Immediately following the Employment Separation Date, Executive shall, however, continue to serve as a member of the Board in the position of non-executive Vice Chairman. The Board shall nominate Executive for re-election to the Board in connection with each Annual Meeting of Stockholders at least through the Annual Meeting of Stockholders held in 2024, (which term, if your nomination is approved by stockholders, would run through the Annual Meeting of Stockholders held in 2025).

Section 2. DUTIES AND RESPONSIBILITIES.

(a) Duties and Responsibilities Before the Transition Period. From the date hereof until the Transition Date, Executive’s responsibilities shall be those duties and responsibilities set forth in the Prior Employment Agreement and such other duties consistent with the position and the transition as may from time to time be reasonably assigned to Executive by the Board, including, in each case, supporting and mentoring the CEO Elect.

(b) Duties and Responsibilities During the Transition Period. During the Transition Period, Executive shall support and mentor the CEO and perform such other lawful duties as Executive and the Board may reasonably agree.

Section 3. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Transition Period, Executive’s base salary shall be $200,000 per year (the “Base Salary”), which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies and (iii) prorated for partial years of service. For the avoidance of doubt, Executive’s current compensation will remain unchanged for the period between the date of execution of this Agreement and the Transition Date.

(b) Annual Bonus. With respect to fiscal year 2023, Executive shall be eligible for an annual bonus based upon his current salary and position as Chief Executive Officer (“Annual Bonus”) in accordance with the terms of the Company’s plan currently in effect for such fiscal year (the “2023 STI Plan”), prorated to the Transition Date and shall reflect actual Company performance under the terms of the 2023 STI Plan. Following the Transition Date, Executive shall be eligible to receive an Annual Bonus under the Company’s annual bonus plan as may be in effect from time to time, with a target bonus opportunity of 100% of Base Salary and a maximum Annual Bonus equal to 200% of Base Salary, prorated for the portion of fiscal year 2023 from the Transition Date through the end of fiscal year 2023 (and again reflecting actual Company performance under the terms of the 2023 STI Plan) and without proration for fiscal year 2024. Payment of an Annual Bonus, if any, shall be determined in the same manner and paid at the same time as payments, if any, are made under the short-term incentive plans to senior executives of the Company; provided, however, that so long as Executive is employed through the Employment Separation Date, Executive shall be entitled to receive the full fiscal year 2024 Annual Bonus as contemplated herein.

(c) Equity Awards. At the discretion of the Company’s Compensation Committee, new equity awards may be granted on or after the Transition Date. With respect to any new equity awards granted on or after the Transition Date and held under the Company’s long term incentive plan, Executive shall receive retirement equity treatment, including: (i) continued vesting of each award that remains unvested as of the Transition Date for the remaining vesting period as if Executive remained employed through the applicable vesting dates; (ii) with respect to any performance-based equity awards, whether the award ultimately vests and becomes payable shall depend on whether the underlying performance metrics are achieved under the terms of the applicable award agreement, which achievement shall be determined at the same time and in the same manner as determinations are made for substantially similar equity grants held by other senior executives of the Company; and (iii) stock options that are vested as of or become vested following the Transition Date shall remain exercisable until the stock option’s applicable expiration date as set forth in the award agreement (items (i), (ii) and (iii) collectively, the “Retirement Equity Treatment”). For the avoidance of doubt, all equity awards held by Executive prior to the Transition Date will continue to be governed by the terms of the Prior Employment Agreement (including the Retirement Equity Treatment and Retirement Equity Forfeiture provisions thereunder), the Company’s long term incentive plan and the applicable award agreement.

(d) RSU Grant. On or about July 7, 2023, subject to Executive’s employment as Executive Vice Chair and the approval of the Compensation Committee, Executive will be awarded Restricted Stock Units with a target value of $350,000 that will cliff vest on the one-year anniversary date of the grant. Such award will also be eligible for Retirement Equity Treatment if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (each as defined in the Severance Plan as modified herein), in each case, prior to vesting. Given the foregoing, Executive is not expected to be awarded equity grants for fiscal year 2024 under the Company’s annual long-term incentive grant program. Executive will, however, be eligible for pro-rata and future Board equity awards, as applicable, following the Employment Separation Date as a non-employee director under the Company’s non-employee directors’ compensation policy and practices as may be effect from time to time.

(e) Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Transition Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives. In connection with required business travel, Executive shall be permitted to travel either business class or first class.

(f) Benefits. Through the Employment Separation Date, Executive shall be eligible to participate in the employee benefit programs made available to other senior executives of the Company, including the flexible time off policy, and shall continue to be subject to the Company’s stock ownership guidelines as amended from time to time. Any special compensation or benefit arrangements (e.g., hours for charter jet) not generally available to senior management would cease upon the Transition Date. During the Transition Period, the Executive will continue to work primarily from the Company’s Naples, FL office.

Section 4. SEVERANCE PLAN.

(a) At-Will Employment. This Transition Agreement shall not constitute a guarantee that Executive’s employment shall continue for any period of time. Executive’s employment with the Company shall be “at will” and is therefore terminable by either the Company or Executive at any time, without cause, notice or liability except as provided in this SECTION 4. Upon any termination of Executive’s employment with the Company, unless otherwise determined by the Board, Executive shall be deemed to have tendered his resignation from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

(b) Severance Plan. During the Transition Period (but not in connection with Executive’s termination of employment on the Employment Separation Date as contemplated in SECTION 5), Executive shall be eligible to participate in The Simply Good Foods Company Amended and Restated Executive Severance Compensation Plan, dated as of January 20, 2022 (the “Severance Plan”). For the purposes of the Severance Plan, Executive shall be considered a Tier I Participant; provided, however, that notwithstanding anything to the contrary in the Severance Plan:

(i)	For purposes of Section 5.1(a) of the Severance Plan,) Executive’s “Cash Severance” multiplier shall be two (2) times, rather than one and one-half (1.5) times as applied to Base Salary, Target Annual Bonus Amount, and the amount equal to the annual cost of COBRA coverage, and the total “Cash Severance” amount shall be paid in twenty-four (24) equal monthly installments, rather than eighteen (18) equal monthly installments.

(ii)	For purposes of Executive’s participation in the Severance Plan, “Cause” shall have the meaning ascribed to such term in the Severance Plan, except that (w) references to the “Plan Administrator” within the definition shall be replaced in each case with a reference to the “Board,” and (x) references to the Chief Executive Officer within the definition will be deleted.

(iii)	For purposes of Executive’s participation in the Severance Plan, “Good Reason” shall have the meaning ascribed to such term in the Severance Plan, except that (x) any notice by Executive in respect of exercising Executive’s rights under the definition is to be provided to the Board; (y) the words “or the Transition Agreement” shall be inserted at the end of prong (v) of the definition; and (z) a new prong (vi) is added as follows: “(vi) the Participant no longer reporting directly to the Board”.

Section 5. CERTAIN WAIVERS. Executive hereby consents to all actions contemplated hereby to be taken by the Company as part of Executive’s transition, including changes to Executive’s position, duties, and responsibilities and changes to Executive’s compensation and related severance rights, as described herein, or other directly related changes. This SECTION 5 shall constitute a waiver of Executive’s right to treat these actions, to the extent undertaken by the Company in compliance with this Agreement, as grounds for Executive’s initiating a termination of employment for “Good Reason” under the Prior Employment Agreement or the Severance Plan. Further, Executive agrees that the scheduled termination of his employment following the Transition Period as contemplated herein shall not, in itself, be grounds for any severance payments to be made to Executive under the Severance Plan or otherwise.

Section 6. INDEMNIFICATION; D&O COVERAGE. The Company shall cover Executive under its directors’ and officers’ liability insurance both during and while potential liability exists, after the Transition Period in the same amount and to the same extent as the Company covers its other executive officers and directors. Executive and the Company will continue to be bound by that certain Indemnity Agreement, dated July 7, 2017, which indemnification obligations thereunder will survive the termination of Executive’s employment with the Company.

Section 7. SECTION 409A COMPLIANCE; SECTION 280G. This Agreement and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (collectively, “Section 409A”), to the extent applicable, and will be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Offer Letter upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of Executive’s employment under this Agreement, under the terms of the Severance Plan, may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement, including each installment of severance that may become payable pursuant to Section 4 of this Agreement, will be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event will Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. If Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Offer Letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts will be delayed as required by Section 409A, and the accumulated postponed amounts will be paid in a lump-sum payment within five days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A will be paid to the personal representative of Executive’s estate within 60 days after the date of his death. With respect to Section 280G of the Code, the terms and conditions of the Severance Plan shall apply to Executive.

Section 8. COVENANTS BY EXECUTIVE.

(a) The Company’s Property.

(i)	Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all Property (as defined below) that had been entrusted or made available to Executive by the Company or any of its subsidiaries; provided, that, Executive may retain his contacts, calendars and personal correspondence and any compensation information reasonably needed for tax preparation purposes.

(ii)	The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company or any of subsidiaries (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the business, products or services of the Company or any of its subsidiaries.

(b) Trade Secrets.

(i)	Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Trade Secret (as defined below) that Executive may have acquired during the term of Executive’s employment with the Company or any of its subsidiaries for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive shall provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret. Pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Executive may disclose the Trade Secret to Executive’s attorney and use the Trade Secret information in the court proceeding, if Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret except under court order. Nothing in this Transition Agreement is intended to conflict with 18 U.S.C. § I 833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by such section.

(ii)	The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of reasonable efforts by the Company or any of its subsidiaries to maintain its secrecy.

(iii)	This SECTION 8 is intended to provide rights to the Company and its subsidiaries that are in addition to, not in lieu of, those rights the Company and its subsidiaries have under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c) Confidential Information.

(i)	Executive while employed by the Company or any of its subsidiaries and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information (as defined below) that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment with the Company or any of its subsidiaries, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive shall provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(ii)	The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries relating to their respective businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company or any of its subsidiaries, and is not generally known to the competitors of the Company or any of its subsidiaries, including customer lists, details of client or consultant contracts, the terms and conditions of this Transition Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Transition Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company or any of its subsidiaries (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)	Nothing in this Transition Agreement shall prohibit or restrict the Company or its affiliates, Executive or their respective attorneys from: (A) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Transition Agreement or any other litigation between the Company or its affiliates and Executive, or as required by law or legal process, including with respect to possible violations of law; (B) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (C) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Transition Agreement prohibits or restricts the Company or its affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(d) Ownership of Work Product.

(i)	Executive acknowledges and agrees that Executive shall be employed with the Company, and may also be employed with one or more of its subsidiaries, in positions that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment with the Company or any of its subsidiaries. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this SECTION 8(d)(i) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company or any of its subsidiaries was used and that was developed entirely on Executive’s own time, unless the Work Product (A) relates directly or indirectly to the business of the Company or any of its subsidiaries or any such entity’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for the Company or any of its subsidiaries. The Company and its subsidiaries, together with their respective successors and assigns, shall have the right to obtain and hold in their respective own names copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(ii)	Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s and its subsidiaries’ ownership of the Work Product, including (A) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (B) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (C) providing testimony in connection with any proceeding affecting the right, title or interest of the Company and its subsidiaries in any Work Product, and (D) performing any other acts deemed necessary or desirable to carry out the purposes of this Transition Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(e) Non-Competition; Non-Solicitation.

(i)	While employed by the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive shall not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide services to any Competing Business in the Territory. For purposes of this Transition Agreement, the term “Territory” means the United States, and the term “Competing Business” means: (i) the weight loss industry, (ii) the diet care set of the health and beauty category within the food, drug, mass and specialty retail channels, (iii) snacking, and (iv) any business that competes with the Company or any of its subsidiaries or engages in any other material business in which the Company or any of its subsidiaries is engaged during the period during which Executive was providing services to the Company or in which it or they have taken material steps to engage with Executive’s knowledge, on or prior to Executive’s termination of employment. Executive acknowledges and agrees that the Territory identified in this SECTION 8(e)(i) is the geographic area in or as to which he has performed services or had responsibilities for the Company and its affiliates during his tenure as the chief executive officer of the Company and the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its affiliates by being actively engaged as a member of the Company’s management team during his continued employment or service with the Company.

(ii)	The foregoing restrictions shall not be construed to prohibit (A) Executive from working for a corporation or private equity firm that competes with the Competing Business, so long as (x) Executive does not engage in the sector that competes with the Competing Business and (y) the Competitive Business does not constitute more than 10% of the corporation’s or private equity firm’s business by gross revenue, or (B) the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (or through an investment in any mutual, private equity or hedge fund or similar pooled investment vehicle);provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(iii)	While employed with the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the Company or its direct or indirect subsidiaries with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Company or its direct or indirect subsidiaries and shall not assist any other person or entity in such a solicitation. This clause (iii) shall not prohibit Executive from providing a reference at the request of any individual or entity referenced above.

(f) Non-Disparagement. Executive shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of its direct or indirect subsidiaries, the Board, or any of their respective current, former or future affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an affiliate), or any current, former or future shareholders, partners, managers, members, officers, directors, or employees of any of the foregoing (solely to the extent Executive has (or could reasonably be expected to have) knowledge thereof) (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners. The Company shall instruct its executive officers and directors not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Executive. Notwithstanding anything to the contrary in the foregoing, the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors (including Executive) shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(g) Cooperation. Executive shall cooperate with all reasonable requests by the Company (or any of its affiliates) for assistance in connection with any investigation or legal proceedings involving the Company (or any of its affiliates, to the extent Executive was involved with any such affiliate while employed hereunder), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed. Such cooperation shall be at reasonable times and locations and shall be reasonably subject to Executive’s personal and business commitments and shall not require Executive to cooperate against his own legal interests. Executive shall be reimbursed for any reasonable expenses incurred in connection with such cooperation including travel (at the level provided to Executive during his employment) and reasonable legal fees in the event Executive determines that it is necessary for him to engage independent counsel; provided, that, the Company shall have the opportunity to reasonably pre-approve such expenses.

(h) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this SECTION 8 are obligations that shall continue beyond the date Executive’s employment with the Company and its subsidiaries terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. In addition, the Company shall have the right to take such other action as such entity deems necessary or appropriate to compel compliance with the provisions of this SECTION 8, including seeking injunctive relief.

(i) Remedy for Breach. Executive agrees that the remedies at law of the Company and its subsidiaries for any actual or threatened breach by Executive of the covenants in this SECTION 8 would be inadequate and that the Company and its subsidiaries shall be entitled to specific performance of the covenants in this SECTION 8, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this SECTION 8, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company and its subsidiaries may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this SECTION 8 shall be construed as agreements independent of any other provision of this or any other agreement between the Company or any of its subsidiaries and Executive, and that the existence of any claim or cause of action by Executive against the Company or any of its subsidiaries, whether predicated upon this Transition Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenants.

Section 9. MISCELLANEOUS

(a) Notices. All notices and all other communications which are required to be given under this Transition Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to the Company:	The Simply Good Foods Company
1225 17th Street, Suite 1000
Denver, CO 80202
Attn: General Counsel

If to Executive:	Joseph E. Scalzo
Last address in books and records of the Company

with a copy to:	Henry Morgenbesser
Katzke & Morgenbesser LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b) No Waiver. Except for any notice required to be given under this Transition Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Transition Agreement shall be deemed a waiver of any provisions or conditions of this Transition Agreement.

(c) Applicable Law. This Transition Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d) Other Agreements. Except as expressly provided herein regarding the period prior to the Transition Date, this Transition Agreement replaces any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and the Prior Employment Agreement. As of the Transition Date, except as expressly provided herein, this Transition Agreement constitutes the entire agreement of the Company and Executive and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, including those set forth in the Prior Employment Agreement, shall be superseded hereby. Notwithstanding the foregoing, the terms of any equity award agreements continue to control with respect to the subject matter therein unless expressly modified by this Transition Agreement.

(e) Amendment. No amendment to this Transition Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and (ii) read and approved by the Board.

(f) Invalidity. If any part of this Transition Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Transition Agreement. If any court construes any provision or portion of this Transition Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g) Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of Executive’s breach of the provisions of SECTION 8 of this Transition Agreement. However, any other controversy or claim arising out of or relating to this Transition Agreement, any alleged breach of this Transition Agreement, or Executive’s employment with the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Arapahoe County, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

(h) Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Transition Agreement, each party hereto shall bear its own costs and expenses incurred in connection therewith, including all attorneys’ fees.

(i) Clawback Provisions. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise reasonably determined by the Company in a manner consistent for all executive officers, Executive’s incentive-based compensation shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of such incentive-based compensation. Notwithstanding any provision of this Transition Agreement to the contrary, the Company reserves the right, without Executive’s consent, to adopt any such clawback policies and procedures for all executive officers, including such policies and procedures applicable to this Transition Agreement with retroactive effect.

(j) Assignment. This Transition Agreement may not be assigned by Executive. This Transition Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company (so long as the Company or such affiliate remains liable for any amounts due hereunder), or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Transition Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(k) Interpretation. As used in this Transition Agreement, the word “including” means “including, without limitation” in each instance.

(l) Attorneys’ Fees. Upon presentment of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the review, negotiation and documentation of this Transition Agreement, up to a maximum of $12,000.

*      *      *      *      *

IN WITNESS WHEREOF, the Company and Executive have executed this Transition Agreement in multiple originals to be effective as of the date set forth above and to become operative in accordance with the terms set forth above.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ James M. Kilts
Name: James M. Kilts
Title: Chairperson of the Board of Directors

EXECUTIVE

/s/ Joseph E. Scalzo

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